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                                                                     EXHIBIT 4.4

                             INSTRUMENT OF ACCESSION

     The undersigned, Citizens Ventures, Inc., as a holder of 411,111 shares of the Class A Common Stock, $0.0001 par value per share, of Dover Saddlery, Inc., a Delaware corporation (the "Company"), hereby agrees that by execution hereof the undersigned hereby agrees to become a party to, and become subject to the benefits and burdens set forth in, the Shareholders' Agreement, dated September 17, 1998, by and among the Company, the Shareholders (as defined therein), as amended by the First Amendment to Shareholders' Agreement, dated as of August 29, 2003 and by the Second Amendment to Shareholders' Agreement, dated as of August 25, 2005 (as so amended, the "Shareholders' Agreement") as a "Seller" (as defined therein). This Instrument of Accession shall take effect and shall become a part of the Shareholders' Agreement immediately upon execution by the undersigned and acceptance by execution thereof by the Company.

     Executed as of the date set forth below under the laws of the Commonwealth of Massachusetts.

                                        CITIZENS VENTURES, INC.


                                        By: /s/ Bradley Stewart
                                            ------------------------------------
                                        Name: Bradley Stewart
                                        Title: Vice President and Director

                                        Address: 28 State Street
                                        Boston, MA 02109

                                        Date: September 16, 2005

Agreed and Accepted:
DOVER SADDLERY, INC.


By: /s/ Stephen L. Day
    ---------------------------------
Name: Stephen L. Day
Title: President

Date: September 16, 2005